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                                                                Exhibit 99.23(j)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 30 to Registration Statement No. 2-64536 on Form N-1A of Lord Abbett U.S. Government & Government Sponsored Enterprises Money Market Fund, Inc. of our report dated August 20, 2003 on the financial statements of Lord Abbett U.S. Government & Government Sponsored Enterprises Money Market Fund, Inc. (formerly known as Lord Abbett U.S. Government Securities Money Market Fund, Inc.) for the year ended June 30, 2003 and to the references to us under the captions "Financial Highlights" in the Prospectus and "Independent Auditors" and "Financial Statements" in the Statement of Additional Information, both of which are part of this Registration Statement.


/s/ Deloitte & Touche LLP

New York, New York
October 27, 2003